Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Trista Hertz, Director of Investor Relations	Rick Fox, Media Relations Coordinator
(630) 218-7364	(630) 218-8000 x4896
hertz@inlandrealestate.com	rfox@inlandgroup.com

INLAND REAL ESTATE CORPORATION
ENGAGES WACHOVIA, BANC OF AMERICA, KEYBANC

OAK BROOK, Ill. (April 23, 2004) – Inland Real Estate Corporation, a public real estate investment trust (“REIT”), today announced that it has engaged Wachovia Securities and Banc of America to advise the Company on its upcoming listing on the New York Stock Exchange.  The Company also announced its intention to engage KeyBanc to participate with Wachovia and Banc of America on future capital transactions.

The Company is in the process of completing its application to list its shares on the New York Stock Exchange and anticipates that trading will begin on June 9, 2004.

Robert D. Parks, the Company’s president and chief executive officer, said that although the Company will not be offering shares in conjunction with the listing, these firms will assist the Company in its “roadshow,” which the Company anticipates will take place shortly before the listing.

Inland Real Estate Corporation is a self-administered public REIT that owns 139 neighborhood, community and single-tenant retail centers located in the Midwestern United States.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe”, “expect”, “anticipate”, “intend”, “estimate”, “may”, “will”, “should” and “could.” There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s filing on Form 10-K for the year ended December 31, 2003.